EXHIBIT 10.2

February 13, 2009

Dear [Senior Executive Officer Name],

     Effective today, PremierWest Bancorp (the “Company”) entered into a Letter Agreement including Securities Purchase Agreement—Standard Provisions (the “Purchase Agreement”) with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company ceases at any time to participate in the CPP, this letter shall be of no further force and effect.

     For the Company to participate in the CPP, the Company is required to establish specified standards for incentive compensation to its Senior Executive Officers and to make changes to its compensation arrangements.

     The requirements of this Agreement shall apply to you only for so long as both (1) you are a Senior Executive Officer of the Company, and (2) any debt or equity securities issued by the Company under the CPP are held by Treasury (the “CPP Covered Period”). To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

          A.      No Golden Parachute Payments. The Company is prohibiting any Golden Parachute Payment to you during any CPP Covered Period. To the extent any event occurs during the CPP Covered Period that would otherwise trigger a golden parachute payment, you will be entitled to the lesser of (i) your rights under the Benefit Plans (as defined below) and (ii) the maximum amount allowed under Section 111(b)(2)(C) of EESA.

          B.      Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

          C.      Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements; collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (A) and (B).

          D.      Defined Terms. The following terms have the meanings set forth in this paragraph: (i) “Senior Executive Officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA; (ii) “Golden Parachute Payment” is used with same meaning as in Section 111(b)(2)(C) of EESA; (iii) “EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008, as in effect on the date hereof; (iv) “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date).

          E.      Interpretation of CPP Covered Period. CPP Covered Period (as defined above) shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

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          F.      Securities Purchase Agreement. You are also delivering a waiver pursuant to the Purchase Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

          G.      Interpretation consistent with EESA. Provisions (A) and (B) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

          H.      Compensation Committee Review. In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company (within the meaning of § 30.9 Q-4 of 31 C.F.R. Part 30). To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith and take such action as is necessary to amend such Benefit Plan to eliminate such encouragement, and incentive compensation will be determined pursuant to such amended arrangements.

          I.      Miscellaneous. To the extent not subject to federal law, this letter will be governed by, interpreted and construed in accordance with the laws of the State of Oregon without regard the provisions thereof that would apply the law of any other State. This letter may be executed in two or more counterparts, each of which will be deemed to be an original.

A signature transmitted by facsimile shall be deemed an original signature. Your execution of this Agreement shall not be determinative of your status as a Senior Executive Officer.

     The Company appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Yours sincerely,
PREMIERWEST BANCORP

By:   ________________________
         Name: Tom Anderson
         Title: EVP / Chief Administrative Officer
         Date: February 13, 2009

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

______________________________
[Senior Executive Officer Name]
[Senior Executive Officer Title]
Date: February 13, 2009

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